Contact:
Jon Mills
Cummins Inc.
Director, External Communications
317-658-4540
Jon.mills@cummins.com

Krista Sohm
Meritor, Inc.
Vice President and Chief Marketing and Communication Officer
248-808-2448
Krista.Sohm@Meritor.com

February 22, 2022

For Immediate Release

Cummins to acquire Meritor

Transaction will strengthen Cummins’ industry-leading range of powertrain components and accelerate development of electrified power solutions

Columbus, Indiana and Troy, Michigan – Cummins Inc. (NYSE: CMI) and Meritor, Inc. (NYSE: MTOR) today announced that they have entered into a definitive agreement under which Cummins will acquire Meritor, a global leader of drivetrain, mobility, braking, aftermarket and electric powertrain solutions for commercial vehicle and industrial markets. Under the terms of the agreement, Cummins will pay $36.50 in cash per Meritor share, for a total transaction value of approximately $3.7 billion, including assumed debt and net of acquired cash.

“The acquisition of Meritor is an important milestone for Cummins. Meritor is an industry leader, and the addition of their complementary strengths will help us address one of the most critical technology challenges of our age: developing economically viable zero carbon solutions for commercial and industrial applications,” said Tom Linebarger, Chairman and CEO, Cummins. “Climate change is the existential crisis of our time and this acquisition accelerates our ability to address it. Our customers need economically viable decarbonized solutions.

"In addition, our communities and our planet depend on companies like Cummins to invest in and develop these solutions," Linebarger added. This acquisition adds products to our components business that are independent of powertrain technology, and by leveraging our global footprint we expect to accelerate the growth in Meritor’s core axle and brake businesses. There is also a compelling financial case for this acquisition, with significant synergies expected in SG&A, supply chain operations and facilities optimization.”

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“This agreement with Cummins builds on Meritor’s track-record of outstanding performance and service to our customers. Our offerings will continue to play an important, strategic role as commercial vehicles transform to become electric and autonomous,” said Chris Villavarayan, CEO and President of Meritor. “At closing, Meritor shareholders will receive immediate value at a compelling 48% premium to the Meritor trading price as of Feb. 18, 2022, and customers will benefit from enhanced capabilities in technology and the ability to accelerate investment in axle and brake development and EV adoption. Our global team members and their commitment to excellence helped make this transaction possible and will fuel our innovations as we embark on this next chapter in our longstanding legacy.”

Strategic Rationale

Meritor is an industry leader in axle and brake technology. The integration of Meritor’s people, technology and capabilities will position Cummins as one of the few companies able to provide integrated powertrain solutions across combustion and electric power applications. This is the right time to pursue this combination as demand for decarbonized solutions accelerates. Cummins believes eAxles will be a critical integration point within hybrid and electric drivetrains. By accelerating Meritor’s investment in electrification and integrating development within its New Power business, Cummins expects to deliver market-leading solutions to global customers.

Meritor has a legacy dating back more than 110 years. The company, which is headquartered in Troy, MI, has more than 9,600 employees serving commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world.

The acquisition of Meritor is expected to be immediately accretive to Cummins’ adjusted EPS and is expected to generate annual pre-tax run-rate synergies of approximately $130 million by year three after closing. Cummins intends to finance the transaction using a combination of cash on the company’s balance sheet and debt and remains committed to maintaining its strong credit ratings.

The Board of Directors of Meritor has unanimously approved the agreement with Cummins and recommends that Meritor shareholders vote in favor of the transaction at the Special Meeting of Shareholders to be called in connection with the transaction. The transaction, which is subject to customary closing conditions and receipt of applicable regulatory approvals and Meritor shareholder approval, is expected to close by the end of the calendar year.

Cummins will hold a call with analysts and investors at 9:30 AM EST today to discuss the benefits of this transaction. Participating in that call will be Tom Linebarger, Chairman and CEO of Cummins, and Mark Smith, Cummins’ Chief Financial Officer and Chris Villavarayan, CEO and President of Meritor.

Morgan Stanley & Co. LLC is serving as financial advisor to Cummins and Mayer Brown is serving as legal advisor. J.P. Morgan Securities LLC is serving as financial advisor to Meritor and Wachtell, Lipton, Rosen & Katz is serving as legal advisor.

About Cummins Inc.

Cummins Inc., a global power leader, is a corporation of complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions. The company’s products range from diesel, natural gas, electric and hybrid powertrains and powertrain-related components including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems, automated transmissions, electric power generation systems, batteries, electrified power systems, hydrogen generation and fuel cell products. Headquartered in Columbus, Indiana (U.S.), since its founding in 1919, Cummins employs approximately 59,900 people committed to powering a more prosperous world through three global corporate responsibility priorities critical to healthy communities: education, environment and equality of opportunity. Cummins serves its customers online, through a network of company-owned and independent distributor locations, and through thousands of dealer locations worldwide and earned about $2.1 billion on sales of $24.0 billion in 2021. See how Cummins is powering a world that’s always on by accessing news releases and more information at https://www.cummins.com/always-on.

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About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking, aftermarket and electric powertrain solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Michigan, United States, and is made up of approximately 9,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company’s website at www.meritor.com.

Cautionary Language Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 related to the proposed transaction between Cummins and Meritor, including statements regarding the benefits and the timing of the transaction as well as statements regarding the companies’ products and markets. Forward-looking statements are typically identified by words or phrases such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “seeks,” “forecasts,” “outlook,” “may” and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which we refer to as “future factors,” which are difficult to predict. Actual outcomes and results may differ materially from those expressed or projected in such forward-looking statements. Such risks and uncertainties include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between the parties to the proposed transaction; the failure to obtain the approval of Meritor’s shareholders; the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; risks related to disruption of management’s attention from ongoing business operations due to the transaction; the effect of the announcement of the transaction on Cummins’ and Meritor’s ability to retain and hire key personnel, to maintain relationships with customers, suppliers and others with whom Meritor and Cummins do business, or on the companies’ respective operating results and businesses generally; the ability to meet expectations regarding the timing and completion of the transaction; the duration and severity of the COVID-19 pandemic and its effects on public health, the global economy, and financial markets, as well as Meritor and Cummins’ industries, customers, operations, workforce, supply chains, distribution systems and demand for their respective products; reliance on major OEM customers and possible negative outcomes from contract negotiations with major customers, including failure to negotiate acceptable terms in contract renewal negotiations and the ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; technological changes in Meritor’s and

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Cummins’ industries as a result of the trends toward electrified drivetrains and the integration of advanced electronics and the impact on the demand for products and services; labor relations of the respective companies, suppliers and customers, including potential disruptions in supply of parts to facilities or demand for products due to work stoppages; possible adverse effects of any future suspension of normal trade credit terms by suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of Meritor’s and Cummins’ debt; the ability to continue to comply with covenants in Meritor’s and Cummins’ financing agreements; the companies’ ability to access capital markets; credit ratings of Meritor’s and Cummins’ debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters; possible changes in accounting rules; and the other risks listed from time to time in Meritor’s and Cummins’ filings with the SEC and other substantial costs, risks and uncertainties, including but not limited to those detailed in Meritor’s Annual Report on Form 10-K for the year ended October 3, 2021 and Cummins’ Annual Report on Form 10-K for the year ended December 31, 2021 and from time to time in other filings of Meritor and Cummins with the SEC. These forward-looking statements are made only as of the date hereof, and neither Meritor nor Cummins undertakes any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Additional Information About the Merger and Where to Find It

This release relates to the proposed transaction involving Meritor and Cummins. This release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed transaction, Meritor will file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”). This release is not a substitute for the Proxy Statement or any other document that Meritor may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF MERITOR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting Meritor’s investor relations website, https://investors.meritor.com/.

Participants in the Solicitation

Meritor and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Meritor’s common stock in respect of the proposed transaction. Information about the directors and executive officers of Meritor and their ownership of Meritor’s common stock is set forth in the definitive proxy statement for Meritor’s 2022 Annual Meeting of Shareholders, which was filed with the SEC on December 17, 2021, or its Annual Report on Form 10-K for the year ended October 3, 2021, and in other documents filed by Meritor with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

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